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                                                                    Exhibit 10.2
                                                                    ------------

                                      1998
                                LILLY STOCK PLAN
               As amended and restated effective October 15, 2001


     The 1998 Lilly Stock Plan ("1998 Plan") authorizes the Board of Directors of Eli Lilly and Company ("Board") and the Compensation Committee of the Board ("Committee"), as applicable, to provide officers and other employees of Eli Lilly and Company and its subsidiaries and Nonemployee directors of Eli Lilly and Company ("Non-employee Directors") with certain rights to acquire shares of Eli Lilly and Company common stock ("Lilly Stock"). The Company believes that this incentive program will benefit the Company's shareholders by allowing the Company to attract, motivate, and retain employees and directors and by providing those employees and directors stock-based incentives to strengthen the alignment of interests between those persons and the shareholders. For purposes of the 1998 Plan, the term "Company" shall mean Eli Lilly and Company and its subsidiaries, unless the context requires otherwise.

1.  Administration.

     (a) Grants to Eligible Employees. With respect to Grants to Eligible Employees (as those terms are defined in Sections 2 and 3(a), respectively), the 1998 Plan shall be administered and interpreted by the Committee consisting of not less than two persons appointed by the Board from among its members. A person may serve on the Committee for purposes of administration and interpretation of the 1998 Plan only if he or she (i) is a "Non-employee Director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) satisfies the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall determine the fair market value of Lilly Stock for purposes of the 1998 Plan. The Committee may, subject to the provisions of the 1998 Plan, from time to time establish such rules and regulations and delegate such authority to administer the 1998 Plan as it deems appropriate for the proper administration of the Plan, except that no such delegation shall be made in the case of awards intended to be qualified under
Section 162(m) of the Code. The decisions of the Committee or its authorized delegatees shall be final, conclusive, and binding with respect to the interpretation and administration of the 1998 Plan and any Grant made under it.

     (b) Grants to Nonemployee Directors. With respect to Stock Option Grants made to Nonemployee Directors pursuant to Section 8, the Board shall serve to administer and interpret the 1998 Plan and any such Grants, and all duties, powers and authority given to the Committee in subsection (a) above or elsewhere in the 1998 Plan in connection with Grants to Eligible Employees shall be deemed to be given to the Board in connection with Stock Option Grants to Nonemployee Directors.

2.  Grants.

     Incentives under the 1998 Plan shall consist of incentive stock options or other forms of tax-qualified stock options under the Code, nonqualified stock options, performance awards, and restricted stock grants (collectively, "Grants"). The Committee shall approve the form and provisions of each Grant to Eligible Employees and the Board shall approve the form and

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provisions of each Stock Option Grant to Nonemployee Directors. All Grants shall be subject to the terms and conditions set out herein and to such other terms and conditions consistent with the 1998 Plan as the Committee or Board, as applicable, deems appropriate. Grants under a particular section of the 1998
Plan need not be uniform and Grants under two or more sections may be combined in one instrument.

3.  Eligibility for Grants.

     (a) Grants to Eligible Employees. Grants may be made to any employee of the Company, including a person who is also a member of the Board of Directors ("Eligible Employee"). The Committee shall select the persons to receive Grants ("Grantees") from among the Eligible Employees and determine the number of shares subject to any particular Grant.

     (b) Grants to Nonemployee Directors. Grants of Stock Options may be made to any member of the Board who is not an employee of the Company (a "Nonemployee Director"). The Board shall select the persons who will receive Stock Options ("Grantees") from among the Nonemployee Directors and determine the number of shares subject to any particular Stock Option.

4.  Shares Available for Grant.

     (a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(b), the aggregate number of shares of Lilly Stock that may be issued or transferred under the 1998 Plan is 55,000,000. The shares may be authorized but unissued shares or treasury shares. The number of shares available for Grants at any given time shall be 55,000,000, reduced by the aggregate of all shares previously issued or transferred and of shares which may become subject to issuance or transfer under then-outstanding Grants.

     (b) Adjustment Provisions. If any subdivision or combination of shares of Lilly Stock or any stock dividend, reorganization, recapitalization, or consolidation or merger with Eli Lilly and Company as the surviving corporation occurs, or if additional shares or new or different shares or other securities of the Company or any other issuer are distributed with respect to the shares of Lilly Stock through a spin-off or other extraordinary distribution, the Committee shall make such adjustments as it determines appropriate in the number of shares of Lilly Stock that may be issued or transferred in the future under Sections 4(a), 5(f), 6(f), and 7(e). The Committee shall also adjust as it determines appropriate the number of shares and Option Price in outstanding Grants made before the event.

5.  Stock Option Grants to Eligible Employees.

     The Committee may grant to Eligible Employees options qualifying as incentive stock options under the Code ("Incentive Stock Options"), other forms of tax-favored stock options under the Code, and nonqualified stock options (collectively, "Stock Options"). The following provisions are applicable to Stock Options granted to Eligible Employees:

     (a) Option Price. The Committee shall determine the price or prices at which Lilly Stock may be purchased by the Grantee under a Stock Option ("Option Price") which shall be not less

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than the fair market value of Lilly Stock on the date the Stock Option is granted (the "Grant Date"). In the Committee's discretion, the Grant Date of a Stock Option may be established as the date on which Committee action approving the Stock Option is taken or any later date specified by the Committee. Once established, the Option Price may not be reduced except in the case of adjustments under Section 4(b).

     (b) Option Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The period shall not exceed ten years from the Grant Date.

     (c) Exercise of Option. A Stock Option will be deemed exercised by a Grantee upon delivery of (i) a notice of exercise to the Company or its representative as designated by the Committee, and (ii) accompanying payment of the Option Price if the Stock Option requires such payment at the time of exercise. The notice of exercise, once delivered, shall be irrevocable.

     (d) Satisfaction of Option Price. A Stock Option may require payment of the Option Price upon exercise or may specify a period not to exceed 30 days following exercise within which payment must be made ("Payment Period"). The Grantee shall pay or cause to be paid the Option Price in cash, or with the Committee's permission, by delivering (or providing adequate evidence of ownership of) shares of Lilly Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or a combination of cash and such shares. If the Grantee fails to pay the Option Price within the Payment Period, the Committee shall have the right to take whatever action it deems appropriate, including voiding the option exercise or voiding that part of the Stock Option for which payment was not timely received. The Company shall not deliver shares of Lilly Stock upon exercise of a Stock Option until the Option Price and any required withholding tax are fully paid.

     (e) Share Withholding. With respect to any nonqualified option, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require the Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise of the nonqualified option by having the Company withhold shares of Lilly Stock having a fair market value equal to the amount of the withholding tax.

     (f) Limits on Individual Grants. No individual Grantee may be granted Stock Options under the 1998 Plan for more than 1,500,000 shares of Lilly Stock in any period of three consecutive calendar years.

     (g) Limits on Incentive Stock Options. The aggregate fair market value of the stock covered by Incentive Stock Options granted under the 1998 Plan or any other stock option plan of the Company or any subsidiary or parent of the Company that become exercisable for the first time by any employee in any calendar year shall not exceed $100,000. The aggregate fair market value will be determined at the Grant Date. An Incentive Stock Option shall not be granted to any Eligible Employee who, on the Grant Date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent of the Company.

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6.  Performance Awards to Eligible Employees.

     The Committee may grant to Eligible Employees Performance Awards which shall be denominated at the time of grant either in shares of Lilly Stock ("Stock Performance Awards") or in dollar amounts ("Dollar Performance Awards"). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Committee, in shares of Lilly Stock ("Performance Shares"), or in cash or in any combination thereof, if the financial performance of the Company or any subsidiary, division, or other unit of the Company ("Business Unit") selected by the Committee meets certain financial goals established by the Committee for the Award Period. The following provisions are applicable to Performance Awards:

     (a) Award Period. The Committee shall determine and include in the Grant the period of time (which shall be four or more consecutive fiscal quarters) for which a Performance Award is made ("Award Period"). Grants of Performance Awards need not be uniform with respect to the length of the Award Period. Award Periods for different Grants may overlap. A Performance Award may not be granted for a given Award Period after one half (1/2) or more of such period has elapsed, or in the case of an Award intended to be qualified under Section 162(m) of the Code, after 90 days or more of such period has elapsed.

     (b) Performance Goals and Payment. Before a Grant is made, the Committee shall establish objectives ("Performance Goals") that must be met by the Business Unit during the Award Period as a condition to payment being made under the Performance Award. The Performance Goals, which must be set out in the Grant, are limited to earnings per share; divisional income; net income; return on equity; economic value added (EVA); market value added (MVA); any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Committee at or within 90 days after the time of grant); total shareholder return; or stock price goals. The Committee shall also set forth in the Grant the number of Performance Shares or the amount of payment to be made under a Performance Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 6(f)).

     (c) Computation of Payment. After an Award Period, the financial performance of the Business Unit during the period shall be measured against the Performance Goals. If the minimum Performance Goals are not met, no payment shall be made under a Performance Award. If the minimum Performance Goals are met or exceeded, prior to payment the Committee shall certify that fact in writing and certify the number of Performance Shares or the amount of payment to be made under a Performance Award in accordance with the grant for each Grantee. The Committee, in its sole discretion, may elect to pay part or all of the Performance Award in cash in lieu of issuing or transferring Performance Shares. The cash payment shall be based on the fair market value of Lilly Stock on the date of payment (subject to Section 6(f)). The Company shall promptly notify each Grantee of the number of Performance Shares and the amount of cash, if any, he or she is to receive.

     (d) Revisions for Significant Events. At any time before payment is made, the Committee may revise the Performance Goals and the computation of payment if unusual events occur during an Award Period which have a substantial effect on the Performance Goals and

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which in the judgment of the Committee make the application of the Performance
Goals unfair unless a revision is made; provided, however, that no such revision shall be permissible with respect to a Performance Award intended to qualify for exemption under under Section 162 (m) of the Code, except that the Committee (i) may provide in the terms of any such Performance Award that revisions to the Performance Goals shall be made on a non-discretionary basis upon the occurrence of one or more specific objective events, the occurrence of which are substantially uncertain at the time of grant, and (ii) may in its discretion make a revision with respect to such Performance Award that results in a lesser payment than would have occurred without the revision or in no payment at all.

     (e) Requirement of Employment. To be entitled to receive payment under a Performance Award, a Grantee must remain in the employment of the Company to the end of the Award Period, except that the Committee may provide for partial or complete exceptions to this requirement as it deems equitable in its sole discretion, consistent with maintaining the exemption under Section 162(m) of the Code. The Committee may impose additional conditions on the Grantee's entitlement to receive payment under a Performance Award.

     (f) Maximum Payments. (i) No individual may receive Performance Award payments in respect of Stock Performance Awards in excess of 100,000 shares of Lilly Stock in any calendar year or payments in respect of Dollar Performance Awards in excess of $4,000,000 in any calendar year. For purposes of determining the maximum payment under this subsection, payment in cash of all or part of a Stock Performance Award will be deemed an issuance of the number of shares with respect to which such cash payment is made. No individual may receive both a Stock Performance Award and a Dollar Performance Award for the same Award Period.

     (ii) Not more than 18,000,000 shares of Lilly Stock may be issued or transferred under the 1998 Plan in the form of Performance Awards.

7.  Restricted Stock Grants to Eligible Employees.

        The Committee may issue or transfer shares of Lilly Stock to an Eligible Employee under a Restricted Stock Grant. Upon the issuance or transfer, the
Grantee shall be entitled to vote the shares and to receive any dividends paid. The following provisions are applicable to Restricted Stock Grants:

     (a) Requirement of Employment. If the Grantee's employment terminates during the period designated in the Grant as the "Restriction Period," the Restricted Stock Grant terminates. However, the Committee may provide for partial or complete exceptions to this requirement as it deems equitable.

     (b) Restrictions on Transfer. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Lilly Stock except to a Successor Grantee under Section 10(a). Each certificate for shares issued or transferred under a Restricted Stock Grant shall be held in escrow by the Company until the expiration of the Restriction Period.

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     (c) Withholding Tax. Before delivering the certificate for shares of Lilly
Stock to the Grantee, Lilly may require the Grantee to pay to the Company any required withholding tax. The Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require the Grantee to satisfy, in whole or in part, any withholding tax requirement by having the Company withhold shares of Lilly Stock from the Grant having a fair market value equal to the amount of the withholding tax. In the event the Grantee fails to pay the withholding tax within the time period specified in the Grant, the Committee may take whatever action it deems appropriate, including withholding or selling sufficient shares from the Grant to pay the tax and assessing interest or late fees to the Grantee.

     (d) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse (i) upon the expiration of the Restriction Period if all conditions stated in Sections 7(a), (b) and (c) have been met or (ii) as provided under Section 9(a)(ii). The Grantee shall then be entitled to delivery of the certificate.

     (e) Total Number of Shares Granted. Not more than 2,000,000 shares of Lilly Stock may be issued or transferred under the 1998 Plan in the form of Restricted Stock Grants.

8.  Stock Option Grants to Nonemployee Directors

     The Board may grant Stock Options to Nonemployee Directors pursuant to the following provisions:

     (a) Option Price. The Board shall determine the price or prices at which Lilly Stock may be purchased by the Nonemployee Director under a Stock Option ("Option Price") which shall be not less than the fair market value of Lilly Stock on the date the Stock Option is granted (the "Grant Date"). In the Board's discretion, the Grant Date of a Stock Option may be established as the date on which Board action approving the Stock Option is taken or any later date specified by the Board. Once established, the Option Price may not be reduced except in the case of adjustments under Section 3(b).

     (b) Option Exercise Period. The Board shall determine the option exercise period of each Stock Option. The period shall not exceed ten years from the Grant Date. Unless the Board shall otherwise expressly provide in a Stock Option agreement, in the event a Grantee's service on the Board is terminated, any Stock Option held by such Grantee shall remain exercisable for five years after such termination (or until the end of the option exercise period, if earlier). In the event a Nonemployee Director is removed from the Board for "cause" (as determined in accordance with applicable state law and the Articles of Incorporation of Lilly), any Stock Option held by that Nonemployee Director shall terminate immediately.

     (c) Exercise of Option. A Stock Option will be deemed exercised by a Nonemployee Director upon delivery of (i) a notice of exercise to Lilly or its representative as designated by the Board, and (ii) accompanying payment of the Option Price if the Stock Option requires such payment at the time of exercise. The notice of exercise, once delivered, shall be irrevocable.

     (d) Satisfaction of Option Price. A Stock Option may require payment of the Option Price upon exercise or may specify a period not to exceed 30 days following exercise within

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which payment must be made ("Payment Period"). The Grantee shall pay or cause to be paid the Option Price in cash, or with the Board's permission, by delivering (or providing adequate evidence of ownership of) shares of Lilly Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or a combination of cash and such shares. If the Grantee fails to pay the Option Price within the Payment Period, the Board shall have the right to take whatever action it deems appropriate, including voiding the option exercise or voiding that part of the Stock Option for which payment was not timely received. Lilly shall not deliver shares of Lilly Stock upon exercise of a Stock Option until the Option Price and any required withholding tax are fully paid.

9.  Amendment and Termination of the 1998 Plan.

     (a) Amendment. The Board may amend or terminate the 1998 Plan, but no amendment shall (i) allow the repricing of Stock Options; (ii) allow the grant of Stock Options at an Option Price below the fair market value of Lilly Stock on the Grant Date; (iii) increase the number of shares authorized for issuance or transfer pursuant to Sections 4(a), 6(f)(ii), or 7(e); or (iv) increase the maximum limitations on Grants imposed under Sections 5(f) or 6(f)(i), unless in any case such amendment receives approval of the shareholders of the Company.

     (b) Termination of 1998 Plan. The 1998 Plan shall terminate on the fifth anniversary of its effective date unless terminated earlier by the Board.

     (c) Termination and Amendment of Outstanding Grants. A termination or amendment of the 1998 Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 11(e). The termination of the 1998 Plan shall not impair the power and authority of the Committee or its delegatees with respect to outstanding Grants. Whether or not the 1998 Plan has terminated, an outstanding Grant may be terminated or amended under Section 11(e) or may be amended (i) by agreement of the Company and the Grantee consistent with the 1998 Plan or (ii) by action of the Committee provided that the amendment is consistent with the 1998 Plan and is found by the Committee not to impair the rights of the Grantee under the Grant.

10. Change in Control.

     (a) Effect on Grants. Unless the Committee shall otherwise expressly provide in the agreement relating to a Grant, upon the occurrence of a Change in Control (as defined below):

     (i) In the case of Stock Options, each outstanding Stock Option that is not then fully exercisable shall automatically become fully exercisable and shall remain so for the period permitted in the agreement relating to the Grant;

     (ii) The Restriction Period on all outstanding Restricted Stock Grants shall automatically expire and all restrictions imposed under such Restricted Stock Grants shall immediately lapse; and

     (iii) Each Grantee of a Performance Award for an Award Period that has not been completed at the time of the Change in Control shall be deemed to have earned a minimum

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Performance Award equal to the product of (y) such Grantee's maximum award opportunity for such Performance Award, and (z) a fraction, the numerator of which is the number of full and partial months that have elapsed since the beginning of such Award Period to the date on which the Change in Control occurs, and the denominator of which is the total number of months in such Award Period; provided, however, that nothing in this subsection shall prejudice the right of the Grantee to receive a larger payment under such Performance Award pursuant to the terms of the Award or under any other plan of the Company.

     (b) Change in Control. For purposes of the 1998 Plan, a Change in Control shall mean the happening of any of the following events:

     (i) The acquisition by any "person," as that term is used in Sections 13(d) and 14(d) of the 1934 Act (other than (w) the Company, (x) any subsidiary of the Company, (y) any employee benefit plan or employee stock plan of the Company or a subsidiary of the Company or any trustee or fiduciary with respect to any such plan when acting in that capacity, or (z) Lilly Endowment, Inc.,) of "beneficial ownership," as defined in Rule 13d-3 under the 1934 Act, directly or indirectly, of 15% or more of the shares of the Company's capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Company (or which would have such voting power but for the application of the Indiana Control Share Statute) ("Voting Stock"); provided, however, that an acquisition of Voting Stock directly from the Company shall not constitute a Change in Control;

     (ii) the first day on which less than two-thirds of the total membership of the Board of Directors of the Company shall be Continuing Directors (as that term is defined in Article 13(f) of the Company's Articles of Incorporation);

     (iii) consummation of a merger, share exchange, or consolidation of the Company (a "Transaction"), other than a Transaction which would result in the Voting Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the Voting Stock of the Company or such surviving entity immediately after such Transaction; or

     (iv) a complete liquidation of the Company or a sale or disposition of all or substantially all the assets of the Company, other than a sale or disposition of assets to any subsidiary of the Company.

11.  General Provisions.

     (a) Prohibitions Against Transfer. (i) Except as provided in part (ii) of this subparagraph, only a Grantee or his or her authorized legal representative may exercise rights under a Grant. Such persons may not transfer those rights. The rights under a Grant may not be disposed of by transfer, alienation, pledge, encumbrance, assignment, or any other means, whether voluntary, involuntary, or by operation of law, and any such attempted disposition shall be void; provided, however, that when a Grantee dies, the personal representative or other person entitled under a Grant under the 1998 Plan to succeed to the rights of the Grantee ("Successor Grantee") may exercise the rights. A Successor Grantee must furnish proof satisfactory to the

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Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

     (ii) Notwithstanding the foregoing, the Committee may, in its discretion and subject to such limitations and conditions as the Committee deems appropriate, grant non-qualified stock options on terms which permit the Grantee to transfer all or part of the stock option, for estate or tax planning purposes or for donative purposes, and without consideration, to a member of the Grantee's immediate family (as defined by the Committee), a trust for the exclusive benefit of such immediate family members, or a partnership, corporation or limited liability company the equity interests of which are owned exclusively by the Grantee and/or one or more members of his or her immediate family. No such stock option or any other Grant shall be transferable incident to divorce. Subsequent transfers of a stock option transferred under this part
(ii) shall be prohibited except for transfers to a Successor Grantee upon the death of the transferee.

     (b) Substitute Grants. The Committee may make a Grant to an employee of another corporation who becomes an Eligible Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a stock option, performance award, or restricted stock grant granted by such other corporation ("Substituted Stock Incentive"). The terms and conditions of the substitute Grant may vary from the terms and conditions that would otherwise be required by the 1998 Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the exact provisions of the substitute Grants, preserving where practical the provisions of the Substituted Stock Incentives. The Committee shall also determine the number of shares of Lilly Stock to be taken into account under Section 4.

     (c) Subsidiaries. The term "subsidiary" means a corporation, limited liability company or similar form of entity of which Eli Lilly and Company owns directly or indirectly 50% or more of the voting power.

     (d) Fractional Shares. Fractional shares shall not be issued or transferred under a Grant, but the Committee may pay cash in lieu of a fraction or round the fraction.

     (e) Compliance with Law. The 1998 Plan, the exercise of Grants, and the obligations of the Company to issue or transfer shares of Lilly Stock under Grants shall be subject to all applicable laws and regulations and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory law or government regulation. The Committee may also adopt rules regarding the withholding of taxes on payment to Grantees.

     (f) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder of the Company with respect to any shares of Lilly Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the Company's books.

     (g) No Right to Employment or to Future Grants. The 1998 Plan and the Grants under it shall not confer upon any Grantee the right to continue in the employment of the Company or as a member of the Board or affect in any way (i) the right of the Company to terminate the employment of a Grantee at any time, with or without notice or cause, or (ii) any right of the

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Company or its shareholders to terminate the Grantee's service on the Board. The receipt of one or more Grants by a Grantee shall not confer upon the Grantee any rights to future Grants.

     (h) Foreign Jurisdictions. The Committee may adopt, amend, and terminate such arrangements and make such Grants, not inconsistent with the intent of the 1998 Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of foreign jurisdictions to Grantees who are subject to such laws. The terms and conditions of such foreign Grants may vary from the terms and conditions that would otherwise be required by the 1998 Plan.

     (i) Governing Law. The 1998 Plan and all Grants made under it shall be governed by and interpreted in accordance with the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable Indiana conflict-of-laws principles.

     (j) Effective Date of the 1998 Plan. The 1998 Plan was originally effective on April 20, 1998. As amended and restated, the 1998 Plan is effective on October 15, 2001.

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